SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

dELiA*s, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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May 16, 2006

Dear Stockholder,

It is my pleasure to invite you to dELiA*s’ 2006 Annual Meeting of Stockholders.

We will hold the Annual Meeting at 9:00 a.m. on Wednesday, June 14, 2006, at the office of our securities counsel, Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022-2585. In addition to the formal items of business, we will review the major developments of the past year and answer your questions.

This booklet includes our Notice of Annual Meeting and Proxy Statement (containing important information about the matters to be acted upon at the Annual Meeting), and is accompanied by our Annual Report for the fiscal year ended January 28, 2006 and proxy card. The Proxy Statement describes the business that we will conduct at the Annual Meeting and provides information about dELiA*s that you should consider when you vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert E. Bernard

Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE RETURN YOUR PROXY PROMPTLY.

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, June 14, 2006
Time:	9:00 a.m.
Place:	Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022-2585

Dear Stockholder:

At our Annual Meeting, we will ask you to:

•	Elect six members to our Board of Directors to serve for a term ending in 2007 and until their successors are duly elected and qualified;

•	Consider and act upon a proposal to ratify the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending February 3, 2007; and

•	Transact any other business that may properly be presented at the Annual Meeting.

Stockholders of record at the close of business on May 10, 2006 will be entitled to vote at the Annual Meeting. The Proxy Statement, the accompanying form of proxy card and our Annual Report for the fiscal year ended January 28, 2006 will be mailed to all stockholders of record on or about May 16, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

Edward Taffet

Secretary

May 16, 2006

i

PROXY STATEMENT FOR THE dELiA*s, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of dELiA*s, Inc. (“dELiA*s” or the “Company”) is soliciting your proxy to vote at our 2006 Annual Meeting of Stockholders (the “Annual Meeting”)—our first since the completion of our spinoff from Alloy, Inc. (the “Spinoff”)—and any adjournments of the Annual Meeting. This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in accordance with the instructions set forth on the proxy card.

On or about May 16, 2006, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting. Although not part of this Proxy Statement, we also will send our Annual Report for the fiscal year ended January 28, 2006 (the “2005 Annual Report”), which includes our audited financial statements.

Who Can Vote?

Only stockholders who own dELiA*s common stock, $.001 par value per share (the “Common Stock”), at the close of business on May 10, 2006 are entitled to vote at the Annual Meeting. The Common Stock is our only authorized class of voting stock. As of May 10, 2006, we had 26,366,729 shares of Common Stock outstanding.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

How Many Votes Do I Have?

Each share of dELiA*s Common Stock that you own entitles you to one vote.

How Do I Vote By Proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxies”, Robert E. Bernard, our Chief Executive Officer, Walter Killough, our Chief Operating Officer, and/or Edward Taffet, our Corporate Secretary and General Counsel, or each of them (with full power to act alone), will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the six nominees for director; and

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending February 3, 2007.

If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. As of the date of this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

This Proxy Statement and the accompanying proxy card are being mailed on or about May 16, 2006 to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following three ways:

•	You may send in another proxy with a later date;

•	You may notify our Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

What If I Receive More than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our Common Stock in more than one account, which may be registered in form or held in street name. If you choose to vote by proxy, which we recommend, please vote in the manner described under “How Do I Vote By Proxy?” for each account to ensure that all of your shares are voted.

How Do I Vote In Person?

If you attend the Annual Meeting and plan to vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on May 10, 2006, the record date for voting.

What Vote Is Required To Approve Each Proposal?

Proposal 1: Elect Six Directors.

The six nominees for director who receive the most votes will be elected.

Proposal 2: Ratify Selection of Independent Auditors.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of independent auditors.

What Is The Effect Of Broker Non-Votes?

If your broker holds your shares in its name, the broker may, under certain circumstances, vote your shares for you. Brokers have authority to vote shares for which their customers do not provide instructions on “discretionary” matters. Proposals 1 and 2 are “discretionary” matters. Therefore, if you do not provide voting instructions to your broker with respect to Proposals 1 and 2, your broker may either (i) vote your shares in its discretion, or (ii) leave your shares unvoted. We encourage you to provide instructions to your broker by signing and returning your proxy card. This ensures that your shares will be voted at the Annual Meeting.

Broker “non-votes” will not be counted for purposes of tabulating the votes cast. As a result, broker “non-votes” will have no effect on the outcome of the vote on Proposals 1 or 2.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We let only our Inspector of Election (American Stock Transfer & Trust Co.) examine these documents. Management will not see your vote unless such disclosure is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

Who Pays The Costs Of Soliciting These Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes will be counted for purposes of determining whether a quorum exists.

How Do I Obtain An Annual Report On Form 10-K?

If you would like a copy of our 2005 Annual Report on Form 10-K, which we filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2006, we will send you one without charge. Please write to:

Investor Relations

dELiA*s, Inc.

435 Hudson Street

New York, NY 10014

Our Annual Report on Form 10-K also is available through the Investor Relations section of our website at www.deliasinc.com. You can also find a copy of our 2005 Annual Report on the Internet through the SEC’s electronic data system at www.sec.gov.

INFORMATION ABOUT dELiA*s SECURITY OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 15, 2006 for (a) each of our named executive officers, as defined in the Summary Compensation Table below, (b) each of our directors, (c) all of our current directors, director nominees and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except where indicated in the footnotes below, the address for each director and executive officer listed is: c/o dELiA*s, Inc., 435 Hudson Street, New York, New York 10014. We deem shares of Common Stock that may be acquired by an individual or group within 60 days of March 15, 2006, pursuant to the exercise of options or warrants or conversion of convertible securities, to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to us by such stockholders. Percentage of ownership is based on 26,236,361 shares of Common Stock outstanding on March 15, 2006.

	Common Shares Beneficially Owned
Name of Beneficial Owner	Number		Percentage(%)
Executive Officers and Directors:
Robert E. Bernard	336,791	(1)	1.27%
Carter S. Evans	—		*
Matthew L. Feshbach (8)	4,703,726	(2)(3)	17.78%
Peter D. Goodson	—		*
Walter Killough	67,736	(4)	*
Scott M. Rosen	—		*
David Desjardins	16,809	(5)	*
John Holowko	3,024	(6)	*
All current directors and executive officers as a group (8 persons)	5,128,086		19.20%
Five Percent Stockholders:
Gilder, Gagnon, Howe & Co. LLC (7)(8)	2,983,657		11.37%

*	Less than 1%.
(1)	Includes (i) 18,500 shares as to which Mr. Bernard has reported shared voting power, and (ii) 181,451 shares obtainable upon the exercise of options that are currently exercisable.
(2)	Includes 4,487,761 shares owned by MLF Offshore Portfolio Company L.P., a limited partnership organized and existing under the laws of the Cayman Islands (“MLF Offshore”), and (ii) 215,343 shares obtainable upon the exercise of warrants that are currently exercisable and owned by MLF Investments, LLC, a Delaware limited liability company (“MLFI”).
(3)	MLFI, MLF Holdings, LLC (“MLF Holdings”), MLF Capital Management L.P. (“MLF Capital”), MLF Offshore, MLF Cayman GP, Ltd. (“MLF Cayman”) and Matthew L. Feshbach are deemed to be 10% holders of the Company. 4,487,761 shares are owned directly by MLF Offshore. Each of MLFI, MLF Capital, MLF Holdings, MLF Cayman and Matthew L. Feshbach may be deemed to have beneficial ownership of such shares and share voting and dispositive power with respect to such shares. MLFI beneficially owns warrants to purchase 215,343 shares. Each of MFLI, MLF Capital and MLF Holdings is located at 2401 West Bay Drive, Suite 124, Largo, FL 33770. MLF Offshore and MLF Cayman are located at c/o Trident Trust Company (Cayman) Ltd., One Capital Place, George Town, Grand Cayman, Cayman Islands.
(4)	Includes 55,240 shares obtainable upon the exercise of options that are currently exercisable.
(5)	Includes 10,080 shares obtainable upon the exercise of options that are currently exercisable.
(6)	Comprised of 3,024 shares obtainable upon the exercise of options that are currently exercisable.
(7)	Gilder, Gagnon, Howe & Co. LLC is located at 1775 Broadway, 26th Floor, New York, NY 10019. Gilder, Gagnon, Howe & Co. LLC reported sole voting power with respect to 47,267 of the shares and shared dispositive power with respect to all of the shares.
(8)	The information in this table with respect to Gilder, Gagnon, Howe & Co. LLC and Matthew L. Feshbach is based on filings on Schedule 13D, Schedule 13G and/or Form 4s filed by each with the SEC.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board Of Directors

Our Restated Certificate of Incorporation and By-Laws provide that our business is to be managed by or under the direction of our Board of Directors. Each member of our Board of Directors is elected at each annual meeting of stockholders to serve for a one-year term. Our Board of Directors currently consists of six members: (1) Matthew L. Feshbach, (2) Robert E. Bernard, (3) Carter S. Evans, (4) Peter D. Goodson, (5) Walter Killough, and (6) Scott M. Rosen.

Based upon a review by the Board of Directors of all relevant information, the Board of Directors has determined that Messrs. Goodson, Rosen and Evans are not officers or employees of dELiA*s and none of such persons has a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of them is an “independent director” as that term is defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules, and is “independent” as that term is defined in the applicable rules and regulations promulgated by the SEC.

On April 4, 2006, based upon the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, the Board approved the nomination of each of Messrs. Feshbach, Bernard, Killough, Goodson, Rosen and Evans for election at the Annual Meeting for a term of one year to serve until the 2007 Annual Meeting of Stockholders and until their respective successors have been elected and qualified.

The names of our directors and director nominees and certain information about them, including their positions on standing committees of the Board of Directors, are set forth below:

Name	Age	Position
Matthew L. Feshbach	52	Chairman
Robert E. Bernard	55	Chief Executive Officer and Director
Walter Killough	51	Chief Operating Officer and Director
Peter D. Goodson (1)	63	Director
Scott M. Rosen (2)	47	Director
Carter S. Evans (3)	56	Director

(1)	Member of the Audit Committee and Compensation Committee and Chairman of the Corporate Governance and Nominating Committee.
(2)	Member of Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.
(3)	Member of the Corporate Governance and Nominating Committee and Chairman of the Audit Committee.

The following is a brief summary of the background of each of our directors and director nominees:

Robert E. Bernard joined Alloy, Inc. in October 2003 and served as its Chief Executive Officer of Retail and Direct Consumer Division prior to the Spinoff. Mr. Bernard now serves as our Chief Executive Officer. From 1996 through 2002, Mr. Bernard served as the President and Chief Executive Officer of The Limited Stores, and from 1994 through 1996 he served as the President and Chief Operating Officer of J.Crew Inc. Mr. Bernard received a Bachelor of Arts in Broadcast Journalism in 1974, and a Master of Arts in Communications and Advertising in 1975, both from Brigham Young University in Provo, Utah.

Walter Killough joined Alloy, Inc. in March 2003 as a consultant, and was hired as the Chief Operating Officer of its Retail and Direct Consumer Division in October 2003. Upon completion of the Spinoff, Mr. Killough became our Chief Operating Officer. Prior to joining Alloy, Inc., Mr. Killough was at J.Crew Inc. for 14 years. He was appointed its Chief Operating Officer in 2001, and prior to that served as an executive vice president. As its Chief Operating Officer he was responsible for all sourcing, catalog circulation and production, warehouse and distribution, retail and direct planning and logistics. Mr. Killough graduated from Villanova University in 1972 with a Bachelor of Science in Marketing.

Matthew L. Feshbach was appointed our Chairman of the Board in August 2005. Since 2001 to the present, Mr. Feshbach has served as the Managing Member of MLF Investments, LLC, an investment management company Mr. Feshbach founded in 2001. From 1999 to 2001 Mr. Feshbach was a private investor. Since September 2004, Mr. Feshbach has been a director of Alloy, Inc. Mr. Feshbach is also the sole and managing member of MLF Holdings, LLC (“MLF Holdings”). MLF Holdings is the general partner of MLF Capital Management, L.P. (“MLF Capital”), of which Mr. Feshbach is the managing member. MLF Capital is the sole shareholder of MLF Cayman GP, Ltd. (“MLF Cayman”). MLF Cayman is the general partner of MLF Offshore Portfolio Company, L.P. (“MLF Offshore”).

Peter D. Goodson currently is (i) Chairman of Goodson & Associates, a consulting company he founded in January 2001, (ii) an advisor to Dubilier & Company, a private equity firm, where he has served first as a partner and now as advisor since January 1996, and (iii) a visiting lecturer at Haas Business School of the University of California, Berkeley, at which he has lectured since January 2004. Previously, Mr. Goodson was an adjunct professor at Columbia Business School from 1999 to 2002. From October 2003 until April 2004, Mr. Goodson was a member of the Board of Directors of Silicon Valley Bancshares, where he served as a member of the Audit and Finance committees. Previously, Mr. Goodson was one of five partners at the firm of Clayton & Dubilier, Inc. (previously know as Clayton, Dubilier & Rice), a private equity firm that purchased and managed large industrial companies. While at Clayton, Dubilier & Rice, Mr. Goodson served on the Board of Directors of New York Bancorp. Prior to joining Clayton, Dubilier, Mr. Goodson was a Managing Director at Kidder, Peabody & Company, where he founded the Mergers and Acquisitions Group at the age of 27. Mr. Goodson also served as co-head of Kidder’s Investment Banking department and spearheaded the firm’s successful entrance into Merchant Banking and Crisis Management. Mr. Goodson is a former director of Montgomery Ward & Co., Broadgate Consultants, Dial Industries, Stanford University’s Athletic Board, Columbia University’s Community Impact Foundation and the Goodson Family Foundation. Mr. Goodson is a graduate of Stanford University and has completed the Harvard Business School program for Financial Executives.

Scott M. Rosen has served as Chief Operating Officer of Equinox Holdings, Inc., a New York-based operator of upscale fitness clubs, since January 2005. Before that, Mr. Rosen was Executive Vice President and Chief Financial Officer of Equinox Holdings, Inc., which he joined in August 2003. Prior to joining Equinox, Mr. Rosen was Executive Vice President/Chief Financial Officer of J. Crew Inc. from 1994 to August 2003. Prior to joining J. Crew, Mr. Rosen was Vice President and Divisional Controller for the Women’s Sportswear Group division of Liz Claiborne, Inc. Mr. Rosen is a non-practicing certified public accountant and received his Bachelor of Science in Business Administration from the State University of New York at Buffalo.

Carter S. Evans was appointed to the Board in February 2006 and is currently is a Managing Director with Alvarez & Marsal, LLC, a New York-based provider of specialized debtor management and advisory services, a position he has held since January 1995. Prior to joining Alvarez & Marsal, Mr. Evans had over twenty years experience in workouts and turnarounds serving in various capacities at Chemical Bank and later Lehman Brothers. He presently serves as a member of the Board of Directors of Timex Group, and has previously served on the boards of Pratt-Read Corp. and the successor to US Financial. During his career, Mr. Evans has served as President of the Arrow Shirt Company and Arrow International (both part of Cluett American Group). He was also actively involved in the restructurings of Chrysler, International Harvester, Federated Department Stores, Allied Stores and General Homes. Mr. Evans earned his BBA from Emory University in Atlanta.

Committees Of The Board Of Directors And Meetings

Meeting Attendance. During the fiscal year ended January 28, 2006, there were three meetings of our Board of Directors. The Board of Directors also acted by unanimous written consent, pursuant to Delaware law, on four occasions during this period. Each director was in attendance, either in person or via telephone, at 90% or more of the total number of meetings of the Board and of committees of the Board on which he served during the fiscal year ended January 28, 2006. The Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our stockholders.

Audit Committee. Our Audit Committee met once during the fiscal year ended January 28, 2006. This committee currently has three members, Carter S. Evans (Chairman), Peter D. Goodson and Scott M. Rosen. Our Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The Audit Committee operates pursuant to a written charter, which was adopted December 5, 2005. The audit committee charter is attached to this Proxy Statement as Appendix A.

All of the current members of the Audit Committee are non-employee directors who: (1) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 4200 of the NASDAQ Marketplace Rules; (2) have not participated in the preparation of the financial statements of dELiA*s or any of its current subsidiaries at any time during the past three years; and (3) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee. Our Compensation Committee met once during the fiscal year ended January 28, 2006. This committee currently has two members, Peter D. Goodson and Scott M. Rosen. Our Compensation Committee is authorized to make recommendations concerning salaries and incentive compensation for our employees and consultants, establish and approve salaries and incentive compensation for certain of our executive officers and administer our employee benefit and stock option plans. Please see also the report of our Compensation Committee set forth elsewhere in this Proxy Statement. All members of our Compensation Committee are “independent directors” as that term is defined under Rule 4200 of the NASDAQ Marketplace Rules and are “independent” as that term is defined in the applicable rules and regulations promulgated by the SEC, and are neither officers nor employees of the Company or any of its subsidiaries. The Board of Directors adopted a Compensation Committee charter on December 5, 2005. The Compensation Committee charter is attached hereto as Appendix B.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee was formed on December 5, 2005 and is comprised of Peter D. Goodson, Scott M. Rosen and Carter S. Evans, all of whom have been found by the Board of Directors to be an “independent director” as that term is defined under Rule 4200 of the NASDAQ Marketplace Rules and “independent” pursuant to the applicable rules and regulations promulgated by the SEC. Mr. Goodson has been designated Chairman of the Corporate Governance and Nominating Committee, which operates pursuant to a written charter adopted on December 5, 2005, which charter outlines the Board’s policies regarding the consideration of director candidates recommended by stockholders and director candidate qualifications. This charter is attached hereto as Appendix C and is publicly available on our website at www.deliasinc.com in the corporate governance section of our investor relations pages.

The Corporate Governance and Nominating Committee is responsible for, among other things, (i) reviewing the appropriate size, function and needs of the Board of Directors, (ii) developing the Board’s policy regarding tenure and retirement of directors, (iii) establishing criteria for evaluating and selecting new members of the Board, subject to Board approval thereof, (iv) identifying and recommending to the Board for approval individuals qualified to become members of the Board of Directors, consistent with criteria established by the Committee and the Board, (v) overseeing the evaluation of management and the Board, and (vi) monitoring and making recommendations to the Board on matters relating to corporate governance.

Compensation Committee Interlocks And Insider Participation. Peter D. Goodson and Scott M. Rosen constitute our Compensation Committee. Neither of them has ever been an employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has any executive officer serving as a member of our Board of Directors or Compensation Committee.

Audit Committee Financial Expert

Our Board of Directors has determined that our Audit Committee has at least one member who qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The Board has determined that Scott M. Rosen, based upon his experience, training and education, qualifies as an audit committee financial expert by virtue of the fact that he has (a) an understanding of generally accepted accounting principles (“GAAP”) and financial statements; (b) the ability to assess the general application of GAAP in connection with accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements as well as experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions. The Board further determined that Mr. Rosen is independent of management pursuant to applicable SEC rules and NASDAQ listing standards regarding the independence of board and audit committee members.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct, applicable to all employees, as well a Code of Ethics for Principal Executive Officers and Senior Financial Officers within the meaning of Item 406(b) of Regulation S-K. This Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer and others performing similar functions. The Code of Ethics and the Code of Business Conduct each are publicly available on our website at www.deliasinc.com in the corporate governance section of our investor relations pages. If we make substantive amendments to the Code of Ethics or the provisions of the Code of Business Conduct that are applicable to our principal executive or financial officers, or grant any waiver, including any implicit waiver of any provision of the codes as applicable to our principal executive or financial officers, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in a timely manner.

Communicating with Our Directors

We have adopted a policy regarding stockholder communications with directors. Pursuant to that policy, stockholders who wish to communicate with the Board of Directors or with specified members of the Board of Directors should do so by sending any communication to dELiA*s, Inc. Board of Directors, c/o General Counsel, 435 Hudson Street, New York, NY 10014, or by sending an email to legal@deliasinc.com.

Any such communication should state the name and address of, and the number of shares beneficially owned by the stockholder making the communication. The General Counsel will forward such communication to the full Board of Directors or to any individual member or members of the Board of Directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the General Counsel has the authority to discard the communication or take appropriate legal action regarding the communication.

Compensation of Directors

Director compensation consists principally of cash, an award of options to purchase shares of our common stock and awards of shares of restricted stock.

Upon the commencement of service, Directors Goodson, Rosen and Evans received a grant of options to purchase 5,000 shares of our common stock under the dELiA*s, Inc. 2005 Stock Incentive Plan (the “2005

Plan”). These options vest equally on each of the first four anniversaries of the grant date, provided that the optionee is still a non-employee director at the opening of business on each such date. Options granted to non-employee directors entitle them to purchase shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant. For each subsequent year of service, each non-employee director will receive, without cost to such director, the number of shares of our common stock that could be purchased for $50,000 at the closing price of such common stock on the trading date immediately preceding the award of such shares. These restricted stock shares will be issued pursuant to one or more of our existing stock option plans, as such plans may be amended from time to time. These shares will be subject to lapsing rights of repurchase on our part under the applicable plan documents, which repurchase right will entitle us to repurchase the shares for $0.001 per share and which rights will lapse equally on each of the first three anniversaries of the grant date. Such shares will also be subject to the terms and conditions of the option plan under which they are awarded and the execution and delivery of restricted stock agreements relating to such shares.

Each non-employee director receives an annual retainer of $24,000, payable in equal quarterly installments, and a fee of $1,000 for each meeting of the board of directors he or she attends in person or by telephone. Each non-employee director also receives an annual retainer of $8,000, payable in equal quarterly installments, for each committee on which such director serves, and an additional $6,000 annual retainer, payable in equal quarterly installments, for each committee of which such director is the chairman.

Directors who are also our employees do not receive any fees or other compensation for service on our board of directors or its committees. We reimburse all directors for reasonable out-of-pocket expenses incurred in attending board or committee meetings.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements with our Chief Executive Officer and our Chief Financial Officer. All other executive officers are at-will employees.

Name	Age	Position
John Holowko	42	Chief Financial Officer
David Desjardins	44	Chief Stores Officer

John Holowko joined us as our Chief Financial Officer in January 2006. Prior to that, Mr. Holowko served as the Senior Vice President of Finance with Alloy, Inc., which he joined in November 2004. While with Alloy, Inc., Mr. Holowko assisted in leading their efforts in financial management, Sarbanes-Oxley compliance and cost savings initiatives. Prior to joining Alloy, Inc., Mr. Holowko served as the Chief Accounting Officer and Corporate Controller of Standard Motor Products, Inc., which he joined in August 1999. Prior to August 1999, Mr. Holowko worked for KPMG LLP in various managerial roles with experience in the manufacturing, retail and distribution industries. He is a Certified Public Accountant with an undergraduate degree in Accounting from Rutgers University.

David Desjardins has served as Chief Stores Officer since February 2005. Prior to that, Mr. Desjardins served as Executive Vice President and Director of Stores and Operations of Cache, Inc. since April 2002. From 1999 until joining Cache, Mr. Desjardins served in various managerial capacities at the Limited, Inc., most recently as Vice President of Express and Director of Sales and Operations at The Limited Stores. From 1990 to 1999, Mr. Desjardins held various managerial positions with The Gap. Mr. Desjardins has over 15 years of retail experience.

EXECUTIVE COMPENSATION

Summary Compensation

Although we have entered into employment agreements with Robert E. Bernard and Walter Killough that became effective upon the completion of the Spinoff, until the completion of the Spinoff, they received compensation pursuant to their then existing employment arrangements with Alloy, Inc. We have entered into offer letters with David Desjardins and John Holowko. The information under this heading summarizes annual and long-term compensation paid by Alloy, Inc. or us to our Chief Executive Officer and our three other most highly compensated executive officers, whom we collectively refer to as our “named executive officers.”

Summary Compensation Table (1)

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year Ended January	Salary($)		Bonus($)		Shares Underlying Options(#)		Restricted Stock Awards	All Other Compensation($)
Robert E. Bernard Chief Executive Officer	2006 2005 2004	600,000 600,000 600,000	(7)	724,688 327,000 —	(2) (4)	1,300,000 80,645 161,290	(5) (8)	— — —	20,000 60,900 34,694	(3) (6) (9)

Walter Killough Chief Operating Officer	2006 2005 2004	375,000 300,000 300,000	(13)	263,965 85,000 —	(10) (11)	520,000 59,677 80,645	(12) (14)	— — —	— — —

John Holowko Chief Financial Officer	2006 2005 2004	300,000 — —	(15)	— — —		112,097 — —		— — —	— — —

Dave Desjardins Chief Stores Officer	2006 2005 2004	325,000 — —	(16)	109,180 — —		140,323 — —		— — —	— — —

(1)	The columns for “Other Annual Compensation” and “Payouts” have been omitted because there is no compensation required to be reported.
(2)	Of this amount, $120,000 represents a discretionary bonus and $604,688 represents a quantitative performance-based results bonus based upon the attainment during the fiscal year ended January 28, 2006 of certain pre-determined operational and financial targets set forth in the Company’s management incentive plan.
(3)	Represents $20,000 paid to Mr. Bernard to be applied to a term life insurance policy for the benefit of a beneficiary to be designated by Mr. Bernard.
(4)	Of this amount, $120,000 represents a discretionary bonus and $207,000 represents a quantitative performance-based results bonus for services rendered during the fiscal year ended January 31, 2005.
(5)	These options were granted to Mr. Bernard during the fiscal year ending January 28, 2006 for services rendered during the fiscal year ended January 31, 2005. These options originally were granted as options to purchase 100,000 shares of Alloy, Inc. common stock, but were converted into options to purchase 80,645 shares of dELiA*s, Inc. common stock upon consummation of the Spinoff.
(6)	Represents $20,000 paid to Mr. Bernard to be applied to a term life insurance policy for the benefit of a beneficiary to be designated by Mr. Bernard and the $440 per diem paid to Mr. Bernard each day he was required to stay overnight in the New York City area during his first 12 months of employment with Alloy, Inc.
(7)	Of this amount, Mr. Bernard earned only $161,538, as he commenced employment with Alloy, Inc. in October 2003.

(8)	These options originally were granted as options to purchase 200,000 shares of Alloy, Inc. common stock, but were converted into options to purchase 161,290 shares of dELiA*s, Inc. common stock upon consummation of the Spinoff.
(9)	Represents $20,000 paid to Mr. Bernard to be applied to a term life insurance policy for the benefit of a beneficiary to be designated by Mr. Bernard and the $440 per diem paid to Mr. Bernard each day he was required to stay overnight in the New York City area during his first 12 months of employment with Alloy, Inc.
(10)	Of this amount, $75,000 represents a discretionary bonus and $188,965 represents a quantitative performance-based results bonus based upon the attainment during the fiscal year ended January 28, 2006 of certain pre-determined operational and financial targets set forth in the Company’s management incentive plan.
(11)	Of this amount, $30,000 represents a discretionary bonus and $55,000 represents a quantitative performance based results bonus for services rendered during the fiscal year ended January 31, 2005.
(12)	50,000 of these options were granted to Mr. Killough during the fiscal year ending January 28, 2006 for services rendered during the fiscal year ended January 31, 2005. These options originally were granted as options to purchase 74,000 shares of Alloy, Inc. common stock, but were converted into options to purchase 59,677 shares of dELiA*s, Inc. common stock upon consummation of the Spinoff.
(13)	Of this amount, Mr. Killough earned only $80,769, as he commenced employment with Alloy, Inc. in October, 2003.
(14)	These options originally were granted as options to purchase 100,000 shares of Alloy, Inc. common stock, but were converted into options to purchase 80,645 shares of dELiA*s, Inc. common stock upon consummation of the Spinoff.
(15)	Of this amount, Mr. Holowko earned only $5,769, as he commenced employment with dELiA*s, Inc. in January, 2006.
(16)	Of this amount, Mr. Desjardins earned only $312,500, as he commenced employment with dELiA*s, Inc. on February 14, 2005.

Option Grants

The following table sets forth grants of stock options granted during the fiscal year ended January 28, 2006 to each of the named executive officers. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date). This is calculated assuming that the fair market value of our Common Stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on certain assumed rates of appreciation and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock.

Option Grants In Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms($)(2)
	Number of Shares Underlying Options		Percent of Total Options Granted to Employees in	Exercise Price	Expiration
Name	Granted (1)		Fiscal Year	($/Share)	Date	5%	10%
Robert E. Bernard (3)	1,300,000	(4)(5)	50.2%	$7.43	10/28/2015	$6,074,493	$15,393,958
	80,645	(6)	3.1%	$7.96	03/07/2015	$403,709	$1,023,078
Walter Killough (7)	520,000	(5)(8)	20.1%	$7.43	10/28/2015	$2,429,797	$6,157,583
	40,322	(9)	1.6%	$7.96	03/07/2015	$96,891	$245,541
David Desjardins	100,000	(5)(10)	3.9%	$7.43	10/28/2015	$467,269	$1,184,151
	40,323	(11)	1.6%	$7.45	02/14/2015	$188,924	$478,770
John Holowko (12)	100,000	(5)(13)	3.9%	$7.43	10/28/2015	$467,269	$1,184,151

(1)	The options granted to the named executive officers listed in the table were granted pursuant to the 2005 Plan.
(2)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our Common Stock on the date of the grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its terms at the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock, the optionholder’s continued employment with us through the option exercise period, and the date on which the option is exercised.
(3)	The information contained in this table for Mr. Bernard excludes 161,290 dELiA*s options which were originally granted by Alloy, Inc. as Alloy, Inc. options prior to the fiscal year ended January 28, 2006 and were converted into dELiA*s options in connection with the completion of the Spinoff.
(4)	162,500 of the options vest on June 19, 2006; 162,500 of the options vest on December 19, 2006; 162,500 of the options vest on June 19, 2007; 162,500 of the options vest on December 19, 2007; 162,500 of the options vest on June 19, 2008; 162,500 of the options vest on December 19, 2008; 162,500 of the options vest on June 19, 2009; and 162,500 of the options vest on December 19, 2009.
(5)	Issued in connection with the Spinoff as “Management Options”, as defined and provided for in Mr. Bernard’s previous employment agreement with Alloy, Inc.
(6)	Originally granted by Alloy, Inc. as Alloy, Inc. options during the fiscal year ended January 28, 2006, which were subsequently converted into dELiA*s options in connection with the completion of the Spinoff. 20,162 of the options vested on March 7, 2006, 20,161 of the options vest on March 7, 2007, 20,161 of the options vest on March 7, 2008, and 20,161 of the options vest on March 7, 2009.
(7)	The information contained in this table for Mr. Killough excludes 100,000 dELiA*s options which were originally granted by Alloy, Inc. as Alloy, Inc. options prior to the fiscal year ended January 28, 2006 and were converted into dELiA*s options in connection with the completion of the Spinoff.

(8)	130,000 of the options vest on December 19, 2006; 130,000 of the options vest on December 19, 2007; 130,000 of the options vest on December 19, 2008; 130,000 of the options vest on December 19, 2009.
(9)	Originally granted by Alloy, Inc. as Alloy, Inc. options during the fiscal year ended January 28, 2006, which were subsequently converted into dELiA*s options in connection with the completion of the Spinoff. 10,080 of the options vested on March 7, 2006, 10,081 of the options vest on March 7, 2007, 10,080 of the options vest on March 7, 2008 and 10,081 of the options vest on March 7, 2009.
(10)	25,000 of the options vest on December 19, 2006, 25,000 of the options vest on December 19, 2007; 25,000 of the options vest on December 19, 2008; and 25,000 of the options vest on December 19, 2009.
(11)	Originally granted by Alloy, Inc. as Alloy, Inc. options during the fiscal year ended January 28, 2006, which were subsequently converted into dELiA*s options in connection with the completion of the Spinoff. 10,080 of the options vested on February 14, 2006; 10,081 of the options vest on February 14, 2007; 10,081 of the options vest on February 14, 2008; and 10,081 of the options vest on February 14, 2009.
(12)	The information contained in this table for Mr. Holowko excludes 12,097 dELiA*s options which were originally granted by Alloy, Inc. as Alloy, Inc. options prior to the fiscal year ended January 28, 2006 and were converted into dELiA*s options in connection with the completion of the Spinoff.
(13)	25,000 of the options vest on October 28, 2006; 25,000 of the options vest on October 28, 2007; 25,000 of the options vest on October 28, 2008; and 25,000 of the options vest on October 28, 2009.

Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values

The following table provides information regarding the exercises of options to purchase our Common Stock by each of the named executive officers during the fiscal year ended January 28, 2006. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of January 28, 2006 and the values of “in–the–money” options, which values represent the positive spread between the exercise price of any such option and the fiscal year–end value of the Common Stock.

	Shares Acquired on Exercise	Value Realized (2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of the Unexercised In-The-Money Options at Fiscal Year-End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert E. Bernard			$161,290	1,380,645	$591,934	$1,917,774
Walter Killough			$45,160	615,162	$167,866	$981,937
John Holowko			$3,025	109,072	$12,433	$179,286
David Desjardins			$—	140,323	$—	$198,452

(1)	The value of unexercised in–the–money options at fiscal year–end assumes a fair market value for our Common Stock of $8.85 per share, which was the closing sale price of our Common Stock, as reported on the NASDAQ National Market System on January 27, 2006.
(2)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option, because in many cases the shares are not sold on exercise but continue to be held by the named executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

Equity Compensation Plan Information

The following table contains information about our Common Stock that may be issued upon the exercise of options, warrants or rights under all of our equity compensation plans as of January 28, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities reflected in column (A)) (C)
Equity Compensation Plans Approved by Stockholders (1)	6,291,219	$9.27	2,108,781
Equity Compensation Plans Not Approved by Stockholders (2)	—	—	—
Total	6,291,219	$9.27	2,108,781

(1)	The 2005 Plan was approved prior to the Spinoff by Alloy, Inc., our sole stockholder at the time. We intend to submit the 2005 Plan to our current stockholder base for ratification and approval in the near term. Under the 2005 Plan, a maximum of 8,400,000 shares of our common stock may be subject to grants of options or awards of restricted stock to certain of our officers, directors and key employees. Options granted under the 2005 Plan will be either non-qualified options, which do not satisfy the requirements of Section 422 of the Tax Code, or incentive stock options, which do satisfy such requirements. No person may be granted options under the 2005 Plan for more than 1,500,000 shares of our common stock in any one-year period. Shares of common stock covered by options that terminate or are canceled prior to exercise and shares of restricted stock that are returned to us will again be available for grants of options and awards of restricted stock. Also, if the option price or any applicable tax withholding obligation payable upon exercise of an option is satisfied by the tender or withholding of shares of common stock, the number of shares so tendered or withheld will be eligible for grants of options and awards of restricted stock under the stock incentive plan. The option price for incentive stock options may not be less than 100% of the fair market value of our common stock at the time of grant
(2)	The Company has no equity compensation plans that have not been approved by stockholders.

Employment Contracts and Change of Control Arrangements

We have entered into employment agreements with certain of our executive officers.

On December 6, 2005, we entered into an employment agreement with Mr. Bernard, which became effective on December 19, 2005 and provides for an initial base salary of $600,000 per annum, plus a potential annual bonus of up to 60% of his base salary for financial targets achieved and an additional annual bonus of up to 20% of his base salary at the discretion of our board of directors. These bonuses will be payable in cash, stock or options, or any combination, at our election. Mr. Bernard will also be entitled to receive the various benefits offered by us from time to time to our employees. We will agree to pay an annual premium of no more than $20,000 for a term life insurance policy for the benefit of a beneficiary to be designated by Mr. Bernard. In October, 2005, Mr. Bernard received options to purchase 1,300,000 shares of our common stock. These options will be exercisable for a ten-year period at a purchase price per share of $7.43. Twelve and one-half percent of the options so granted will vest on each six month anniversary of the distribution date. If we terminate Mr. Bernard’s employment without “cause” (as defined in his employment agreement) on or before the second anniversary of the distribution date, we will pay to Mr. Bernard the remaining amount of his base salary payable to him through the second anniversary of the distribution date. Additionally, if Mr. Bernard resigns or we terminate his employment with or without cause, we may, at our option, elect to pay him an optional payment as follows:

(i) an amount equal to his then current base salary, in which case the period during which he agrees not to compete with our business shall be extended for an additional one year period; or

(ii) an amount equal to one-half of his then current base salary, in which case the period during which he agrees not to compete with our business shall be extended for an additional six (6) months.

On December 6, 2005 we entered into an employment agreement with Mr. Killough, which became effective on December 19, 2005 and provides for an initial base salary of $375,000 per annum, plus, for the fiscal year ending January 28, 2006 a potential cash bonus up to 25% of his base salary for financial targets achieved, or such alternative amount as may be available for grant under any standardized profit target bonus plan adopted by the Company from time-to-time, if financial targets are attained. Mr. Killough will also be entitled to receive the various benefits offered by us from time to time to our employees. In October, 2005, Mr. Killough received options to purchase 520,000 shares of our common stock. These options will be exercisable for a ten-year period after the distribution date at a purchase price per share $7.43. 25% of the options so granted will vest on each anniversary of the distribution date. If we terminate Mr. Killough’s employment without “cause” (as defined in his employment agreement), we will pay to Mr. Killough his base salary for a period of twelve months following his termination.

Additionally, we have entered into various employment and severance arrangements with our other named executive officers. These arrangements include the following:

We have agreed, pursuant to the terms of an offer letter with Mr. Desjardins, to pay him an annual salary of $325,000 and a potential bonus of not less than 20% of his base salary, based upon whether we meet or exceed certain financial measures, along with individual performance considerations. The bonus has no cap. In October, 2005, Mr. Desjardins received options to purchase 100,000 shares of our common stock. These options will be exercisable for a ten-year period after the distribution date at a purchase price per share of $7.43. 25% of the options so granted will vest on each anniversary of the distribution date. In addition, we agreed with Mr. Desjardins that (i) if we complete a sale of substantially all our assets, and (ii) the acquiring company terminates his employment within 12 months of the sale he will be entitled to one year’s base salary plus payment of all premiums for continuation of medical and dental insurance for one year. Furthermore, if we terminate Mr. Desjardins’ employment with us other than for “cause” (as defined in his offer letter) at any time prior to February 14, 2007, he is entitled to his base salary plus payment of all premiums for continuation of medical and dental insurance for one year after the date of such termination.

We have agreed, pursuant to the terms of an offer letter with Mr. Holowko, to pay him an annual salary of $300,000 and a potential bonus of not less than 20% of his base salary, based upon whether we meet or exceed certain financial measures, along with individual performance considerations. The bonus has no cap. In October, 2005, Mr. Holowko received options to purchase 100,000 shares of our common stock. These options will be exercisable for a ten-year period after the distribution date at a purchase price per share of $7.43. 25% of the options so granted will vest on each anniversary of the distribution date. In addition, we agreed that if we terminate Mr. Holowko’s employment with us other than for “cause” (as defined in his offer letter), he is entitled to his base salary plus payment of all premiums for continuation of medical and dental insurance for six months after the date of such termination.

Report of the Compensation Committee on Executive Compensation

This report is submitted by the Compensation Committee, which is responsible for, among other things, establishing and overseeing the 2005 Plan. The Compensation Committee currently is composed of Peter D. Goodson and Scott M. Rosen, who are not employees of the Company and who are “independent directors” as such term is defined in the rules and regulations of the NASDAQ Stock Market, Inc. This report addresses the Company’s compensation policies for the fiscal year ended January 28, 2006 as they affected Robert E. Bernard, in his capacity as Chief Executive Officer of the Company, and the other executive officers of the Company.

General Compensation Policy. The Company’s compensation policy for executive officers is designed to achieve the following objectives: (i) to reward executives consistent with the Company’s annual and long-term performance goals; (ii) to recognize individual initiative, leadership and achievement; and (iii) to provide competitive compensation that will attract and retain qualified executives, all with a view to enhancing the profitability of the Company and increasing stockholder value.

Executive Officer Compensation Program. The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies which are similarly situated to the Company in terms of industry, size and stage of development and which compete with the Company for prospective employees.

The compensation program for executive officers currently consists of three elements: (1) base salary, which is set on an annual basis; (2) annual incentive compensation, in the form of cash bonuses, which is based on achievement of predetermined financial and operational objectives of dELiA*s as set forth in the Company’s management incentive plan, and individual objectives; and (3) long-term incentive compensation, in the form of stock options granted when the executive officer joins the Company and periodically thereafter with the objective of aligning the executive officers’ long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period. The Compensation Committee reviews at least annually the elements of compensation for its executive officers in order to confirm the competitiveness of the overall executive compensation packages as compared with companies which are similarly situated to the Company and which compete with the Company for prospective employees.

•	Base Salary. Base salaries for executive officers are targeted at competitive market levels for their respective positions, levels of responsibility and experience. In addition to external market data, the Compensation Committee also reviews dELiA*s’ financial performance and individual performance when adjusting base salaries annually.

•	Bonus Compensation. Bonus compensation is based on the Company’s achievement of predetermined financial, operational and strategic performance objectives. Giving greatest weight to the attainment of financial targets, the Compensation Committee also awards bonuses based on various operational and strategic objectives, such as management efficiency, and the ability to motivate others and build a strong management team, develop and maintain the skills necessary to work in a high-growth company, recognize and pursue new business opportunities and initiate and implement programs to enhance the Company’s growth and successes. The Compensation Committee awards bonuses on an annual basis.

•	Long–Term Incentive Compensation. The Company’s Board of Directors administers the 2005 Plan, which provides for the grant of both restricted stock and options, on a tax–deferred basis. The 2005 Plan provides that (i) the exercise price of options granted under the 2005 Plan must equal at least 100% of the fair market value of the Common Stock at the time of grant, and (ii) the exercise price of awards granted under the 2005 Plan may not be lowered without the approval of the Company’s stockholders.

Long-term incentive compensation, in the form of stock options and restricted stock grants, allows the executive officers to share in the appreciation in the value of the Company’s Common Stock. The Board of Directors believes that the issuance of stock options and restricted stock aligns executive officers’ interests with those of the stockholders, and provides incentives to those executive officers to maximize stockholder value. In addition, the Board of Directors believes that equity ownership by executive officers helps to balance the short term focus of annual incentive compensation with a longer term view and may help to retain key executive officers.

When establishing grant levels, the Compensation Committee considers general corporate performance, the level of seniority and experience, existing levels of stock ownership, previous grants, vesting schedules of outstanding options and restricted stock, and the current stock price.

It is the standard policy of the Company to make an initial stock option grant to all executive officers at the time they commence employment with the Company, consistent with the number of options granted to executive officers in similarly situated companies at similar levels of seniority. In addition, the Compensation Committee may also make performance–based grants of options and/or restricted stock throughout the year. In making such performance–based grants, individual contributions to the Company’s financial, operational and strategic objectives are considered.

Chief Executive Officer Compensation. For the fiscal year ended January 28, 2006, our Chief Executive Officer, Robert E. Bernard, received an annual base salary of $600,000. Mr. Bernard also was awarded a cash bonus for the fiscal year ended January 28, 2006 in the amount of $724,688. This bonus was comprised of a discretionary bonus component equaling roughly 20% of Mr. Bernard’s then current annual base salary and an additional performance-based bonus tied to certain pre-determined operational and financial targets set forth in the Company’s management incentive plan. Mr. Bernard’s employment agreement is described elsewhere in this Proxy Statement under the heading “Employment Contracts and Change of Control Arrangements.”

In determining whether Mr. Bernard is to receive a bonus, and in determining whether and by how much Mr. Bernard’s base salary is to be increased from year to year, the Compensation Committee takes into account the effectiveness of his leadership of the Company in its work to achieve its operational and financial goals, as well as each of the other performance factors outlined above under “Executive Officer Compensation Program.” As required by the rules of the NASDAQ Stock Market, Inc., the Compensation Committee conducts its discussions with respect to compensation of the Chief Executive Officer without such officer present.

Certain Tax Considerations. The Company does not believe that Section 162(m) of the Internal Revenue Code, as amended, which generally disallows a tax deduction for compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have a material effect on it for the fiscal year ended January 28, 2006. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Compensation Committee’s present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation will be deductible for Federal income tax purposes.

The Compensation Committee

Peter D. Goodson

Scott M. Rosen

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, which consists entirely of non–employee directors who meet the independence and experience requirements of the NASDAQ National Market, has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which was adopted by the Board of Directors of the Company on December 5, 2005. This written charter is attached as Appendix A to this Proxy Statement. The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its audit process. In addition, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of BDO Seidman, LLP (“BDO”), our independent auditors for the fiscal year ended January 28, 2006. The Audit Committee has reviewed and discussed with management and BDO the audited financial statements of the Company for the year ended January 28, 2006 and management’s assessment of the effectiveness of the Company’s disclosure controls and procedures. In addition, the Committee has discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented. The Audit Committee has also received written disclosures and a letter from BDO regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with BDO the independence of that firm. In addition, the Audit Committee (i) discussed with BDO the qualifications of the partners and managers assigned to the Company’s audit, (ii) reviewed with BDO the quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the audit was conducted in compliance with professional standards, and (iii) confirmed with BDO that there was appropriate continuity of personnel working on audits and availability of national office consultation.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10–K for the fiscal year ended January 28, 2006.

The Audit Committee

Carter S. Evans

Peter D. Goodson

Scott M. Rosen

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee reviews and approves in advance all related party transactions.

Backstop Agreement with MLF Investments, LLC

In connection with the rights offering, which we completed in February 2006, we entered into a Standby Purchase Agreement (the “Backstop Agreement”), dated as of September 7, 2005, with Alloy, Inc. and MLF Investments, LLC (“MLF”), which is controlled by the Chairman of our Board of Directors, Matthew L. Feshbach. As of March 15, 2006, MLF was the beneficial owner of approximately 17.11% of our outstanding common stock by virtue of the ownership of such stock by MLF Offshore Portfolio Company, L.P., for which MLF is the investment advisor. Pursuant to the Backstop Agreement, MLF agreed to, either directly or through one or more of its affiliated investment funds (the “MLF Funds”), exercise its pro rata share of the rights issued as part of the rights offering and to backstop the rights offering. The closing for the transactions contemplated by the Backstop Agreement was held on February 23, 2005.

Pursuant to the Backstop Agreement, MLF, either directly or through one or more of the MLF Funds, exercised its pro rata share of the rights issued as part of the rights offering and purchased an additional 651,220 shares of our common stock, which represented all of the shares that remained unsold after the expiration of the rights offering. MLF purchased these additional shares at the same $7.43 per share subscription price paid by other stockholders in the rights offering. As compensation for its agreement to backstop the rights offering, MLF received a non-refundable fee for $50,000 and we issued to MLF a warrant (the “MLF Warrant”) to purchase 215,343 shares of our common stock at an exercise price of $7.43 per share.

In connection with the Backstop Agreement, we also entered into a registration rights agreement with MLF under which we agreed, at our expense, to file with the SEC one or more registration statements covering the resale of the shares of common stock purchased by MLF or the MLF Funds in the rights offering and the shares issuable upon exercise of the MLF Warrant. We agreed in the registration rights agreement to bear all expenses of the registration of the shares of common stock purchased by MLF and the MLF Funds or issuable upon exercise of the MLF Warrant including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. The selling stockholders in such registration will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution to the extent we are unable to provide such indemnification. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders for use in the prospectus prepared in connection with any such registration, and we will be entitled to contribution to the extent they are unable to provide such indemnification.

The Private Placement

Robert E. Bernard, our Chief Executive Officer, Walter Killough, our Chief Operating Officer, David Desjardins, our Chief Stores Officer, Cathy McNeal, our General Merchandise Manager—Retail, and Andrew L. Firestone, our Vice President Finance, purchased an aggregate of 161,507 shares of our common stock in a private placement that closed in December 2005, for an aggregate purchase price of $1.2 million.

In connection with the closing of the private placement, we entered into a resale registration rights agreement with the purchasers under which we agreed to file with the SEC at our expense one or more registration statements covering the resale of the shares of common stock purchased by them in the private placement. We agreed in the registration rights agreement to bear all expenses of the registration of the shares of common stock sold in the private placement including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. The selling stockholders in such registration will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution to the extent we are unable to provide such indemnification. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in the prospectus prepared in connection with any such registration, and we will be entitled to contribution to the extent they are unable to provide such indemnification.

PERFORMANCE GRAPH

The following graph compares the annual cumulative total stockholder return (assuming reinvestment of dividends) from investing $100 on the effective date of the Spinoff, December 19, 2005, and plotted at the end of our fiscal year ended January 28, 2006, in each of (a) our Common Stock, (b) the NASDAQ Stock Market (US) Index and (c) the NASDAQ Retail Trade Index. We have not paid any dividends on our Common Stock and no dividends are included in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance. The graph lines merely connect quarter–end dates and do not reflect fluctuations between those dates.

ASSUMES $100 INVESTED ON DECEMBER 19, 2005

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING JANUARY 28, 2006

	Effective Date of Spinoff	Fiscal year Ending
	12/19/2005	1/28/2006
Company/Index/Market
dELiA*s, Inc.	100.00	106.63
NASDAQ Stock Market (US) Index	100.00	104.51
NASDAQ Retail Trade Index	100.00	102.36

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

Proposal 1:	Elect Six Members To Our Board Of Directors.

On April 4, 2006, our Board of Directors, on the recommendation of the Corporate Governance and Nominating Committee, nominated each of Matthew L. Feshbach, Robert E. Bernard, Walter Killough, Carter S. Evans, Peter D. Goodson and Scott M. Rosen for re–election at the Annual Meeting. If they are re–elected, they will serve on our Board of Directors until the 2007 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Unless authority to vote for any of the nominees named below is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Messrs. Feshbach, Bernard, Killough, Evans, Goodson and Rosen. If any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The affirmative vote of a plurality of the shares voted at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MATTHEW L. FESHBACH, ROBERT E. BERNARD, WALTER KILLOUGH, CARTER S. EVANS, PETER D. GOODSON AND SCOTT M. ROSEN AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal 2:	Ratify The Appointment Of BDO Seidman, LLP As Our Independent Auditors For The Fiscal Year Ending February 3, 2007.

We are asking you to ratify the Audit Committee’s selection of BDO Seidman, LLP (“BDO”), certified public registered accountants, as our independent auditors for the fiscal year ending February 3, 2007.

INDEPENDENT AUDITORS

Audit Fees

The fees billed for professional accounting services rendered by BDO for the fiscal year ended January 28, 2006 are as follows:

	Fiscal Year Ended
	January 28, 2006 (1)	January 31, 2005 (2)
Audit Fees	$158,090	$—
Audit Related Fees	11,800	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$169,890	$—

(1)	In addition to the amounts listed in the column below, which we paid directly to BDO after the Spinoff, we also paid a total of $427,000 to reimburse Alloy, Inc. for audit fees and audit related fees incurred prior to the Spinoff.
(2)	Although we did not pay to BDO directly any amounts for services rendered during the fiscal year ended January 31, 2005, we paid a total of $839,000 to reimburse our then parent company, Alloy, Inc., for audit fees and audit related fees incurred during such fiscal year.

In the above table, in accordance with the SEC definitions and rules, “audit fees” are fees billed to the Company for professional services for the audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting. “Tax fees” are fees for Federal and Local tax compliance, tax advice, and tax planning and advisory services.

Policy of Audit Committee on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent auditors and management are required to report periodically to the Audit Committee concerning the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Percentage of Audit Fees Pre-Approved

During the fiscal year ended January 28, 2006, 100% of all audit and permissible non-audit services were pre-approved by the Audit Committee.

Ratification of Selected Auditors

We are submitting this proposal to you because we believe that such action follows sound corporate practice. The Audit Committee has appointed BDO as the Company’s independent auditor for the year ending February 3, 2007, subject to stockholder ratification. The Audit Committee has reviewed BDO’s independence from the Company as described in the “Report of the Audit Committee.” If you do not ratify the selection of BDO as independent auditors, the Audit Committee will consider selecting other auditors. However, even if you ratify the selection, the Audit Committee may still appoint new independent auditors at any time during the next fiscal year if it believes that such a change will be in the best interests of dELiA*s, Inc. and our stockholders.

We expect a representative of BDO to be present at the Annual Meeting and such representative will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

The affirmative vote of a majority of the shares voted at the Annual Meeting is required to ratify the appointment of the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITOR AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and officers, and persons who own more than 10% of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities. Our officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 28, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied except in two instances. As a result of an inadvertent oversight, Initial Statements of Beneficial Ownership of Securities on Form 3 were not timely filed by two of our directors: Peter D. Goodson and Scott M. Rosen, neither of whom owned securities of the Company when they became directors. Each of Messrs. Rosen and Goodson, however, filed their Initial Statements of Beneficial Ownership of Securities on Form 3 on January 26, 2006.

Information About Stockholder Proposals

To be considered for inclusion in our Proxy Statement relating to the 2007 Annual Meeting of Stockholders, stockholder proposals must be received no later than January 16, 2007. To be considered for presentation at such meeting, although not included in our Proxy Statement, proposals must comply with our By-laws and must be received no earlier than March 2, 2007 and no later than March 30, 2007. All stockholder proposals should be marked for the attention of Secretary, dELiA*s, Inc., 435 Hudson Street, New York, New York, 10014.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Directors

Edward Taffet

Secretary

New York, New York

May 16, 2006

Appendix A

dELiA*s, Inc. (the “Company”)

Charter of the Audit Committee

of the Board of Directors

This Audit Committee Charter (the “Charter”) is adopted as of December 5, 2005. This Charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors.

I.	Statement of Purpose

The Committee is hereby created as a standing committee of the Board of Directors. The purpose of the Committee shall be to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out herein. The Committee shall also prepare the report of the Committee required to be included in the Company’s annual proxy statement.

In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

II.	Organization

1.	Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

2.	Members. The members of the Committee shall be appointed by the Board of Directors and shall number at least three Directors, each of whom meet the independence, experience and expertise requirements of the NASDAQ (or other principal exchange or trading system on which the Company’s common stock is listed for trading) and applicable law. The Board of Directors shall also designate a Committee Chairperson.

3.	Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required. In planning the annual schedule of meetings, the Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors, the head of internal audit (and/or internal audit service providers), management, and to meet in private with only the Committee members present.

4.	Agenda, Minutes and Reports. To the extent practical, the Committee Chairperson or its designee shall endeavor to send an agenda, together with materials relating to the subject matter of each meeting, to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

III.	Responsibilities

The following shall be the principal responsibilities of the Audit Committee:

1.	Engagement of Independent Auditors. The Committee shall directly appoint, retain, compensate, evaluate and terminate the Company’s independent auditors. Any selection of the auditors by the Committee may be subject to shareholder approval, as determined by the Board of Directors. The Committee shall have the sole authority to approve all engagement fees to be paid to the independent auditors. The independent auditors shall report directly to the Committee. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or for performing other audit, review or attestation services for the Company and to any advisors employed by the Company as well as the ordinary administrative expenses of the Committee and its advisors that are necessary or appropriate in carrying out its duties.

2.	Determination as to Independence and Performance of Independent Auditors. The Committee annually shall obtain a report by the independent auditors of all relationships between such independent auditors and the Company in order to assess the independence of the Company’s independent auditors. The Committee shall also review the performance of the Company’s independent auditors annually.

3.	Audits by Independent Auditors. The Committee shall discuss with the independent auditors the overall scope, plans and budget for their audit, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with financial management and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps financial management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits. The Committee shall review with financial management and the independent auditors management’s annual internal control report, including any attestation of same by the independent auditors. The Disclosure Committee of the Company shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

4.	Pre-Approval of Audit and Non-Audit Services. The Committee shall establish and maintain guidelines for the retention of the independent auditors for any non-audit service and the fee for such service and shall determine procedures for the approval of audit and non-audit services in advance. The Committee shall, in accordance with such procedures, approve in advance any audit or non-audit service provided to the Company by the independent auditors, all as required by applicable law or listing standards.

5.	Review of Annual SEC Filings. The Committee shall review with management and the independent auditors the Company’s Annual Report on Form 10-K, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. Based on such reviews and discussions, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K.

6.

Review of Quarterly SEC Filings and Other Communications. The Committee shall review and discuss with management and the independent auditors the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and shall discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Committee shall also review and discuss the Company’s earnings press releases as well as the types of financial information periodically provided to analysts and rating agencies.

7.	Review of Disclosure Controls and Procedures. The Committee not less frequently than annually shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the effectiveness of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

8.	Review of Certain Matters with Independent Auditors. The Committee shall review periodically with financial management and independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

9.	Consultation with Independent Auditors. The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise, any management letters provided to the Committee and the Company’s responses. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but “passed”, regardless of materiality.

10.	Preparation of Report for Proxy Statement. The Committee shall prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

11.	“Whistleblowing” Procedures. The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Committee shall also receive corporate attorneys’ reports of evidence of material violations of securities laws or breaches of fiduciary duty.

12.	Review of Legal and Regulatory Compliance. The Committee shall periodically review with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct and/or its Code of Ethics. The Committee shall also meet periodically, and may request to meet separately, with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

13.	Review of Certain Transactions with Directors and Related Parties. The Committee shall review periodically, but no less frequently than annually, a summary of the Company’s transactions with Directors and executive officers of the Company and with firms that employ the Directors, as well as any other material related party transactions.

14.	Compliance with Standards of Business Conduct. The Committee shall review annually a summary of employees’ compliance with the Company’s Code of Business Conduct and the compliance by the Company’s senior executives with the Company’s Code of Ethics for Principal Executive Officers and Senior Financial Officers. The Committee shall be responsible for determining whether and on what terms to grant to any executive officer a waiver from the Company’s Code of Ethics for Principal Executive Officer and Senior Financial Officers.

15.	Access to Records, Consultants and Others. The Committee shall have the full resources and authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) to retain outside legal, accounting or other consultants to advise the Committee; and (iii) to request any officer or employee of the Company, the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

16.	Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee. The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

Approved by the Board of Directors

Date: December 5, 2005

Appendix B

dELiA*s, INC.

COMPENSATION COMMITTEE CHARTER

I.	PURPOSE

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of dELiA*s, Inc. (the “Corporation”) is:

1.	To discharge the responsibilities of the Board relating to compensation of the Corporation’s directors, executive officers and key employees;

2.	To assist the Board in establishing appropriate incentive compensation and equity-based plans and to administer such plans; and

3.	To perform such other duties and responsibilities as enumerated in and consistent with this Charter and as the Board may delegate from time to time.

II.	MEMBERSHIP AND PROCEDURES

A.	Membership and Appointment

The Committee shall be comprised of not fewer than two members of the Board, as shall be determined from time to time by the Board. The members of the Committee shall be elected by the Board, and shall hold office until their resignations or until their successors shall be duly elected and qualified.

All members of the Committee shall qualify as “independent directors” for purposes of the listing standards of The Nasdaq Stock Market, Inc., as such standards may be changed from time to time. To the extent that the Board deems practicable and advisable, all members of the Committee shall also qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such standards and definitions may be revised or amended from time to time; provided, however, that notwithstanding anything contained herein to the contrary, if fewer than all members of the Committee qualify as non-employee directors, any grant of equity compensation to directors and officers (as defined by Rule 16a-1(f) of the Exchange Act) shall be made by the full Board or a sub-committee of the Committee comprised of at least two members who qualify as non-employee directors.

B.	Removal

The entire Committee or any individual Committee member may be removed without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Secretary of the Corporation, or the Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may elect a successor to assume the available position on the Committee when the resignation becomes effective.

C.	Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda for and the length of meetings and shall have unlimited access to management and to information relating to the Committee’s purposes. The Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.

D.	Meetings, Minutes and Reporting

The Committee shall meet at once per year and at such other times as it deems necessary to carry out its responsibilities. All Committee members are encouraged to attend each meeting, in person or via teleconference.

The Committee, or its designee, shall keep minutes of the proceedings of the Committee. In addition to the specific matters set forth herein requiring reports by the Committee to the full Board, the Committee shall report such other significant matters as it deems necessary concerning its activities to the full Board. The Committee may authorize the Corporate Secretary/ General Counsel of the Corporation to keep records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member.

E.	Delegation

The Committee may by resolution passed by a majority of the Committee members, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee, to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board when reasonably required.

F.	Authority to Retain Advisers

In the course of its duties, the Committee shall have the authority, at the Corporation’s expense and without needing to seek approval for the retention of such advisors or consultants from the Board, to retain and terminate compensation consultants, legal counsel, or other advisors, as the Committee deems advisable, including the sole authority to approve any such advisers’ fees and other retention terms. Any such advisors shall report directly to the Chairperson.

III.	DUTIES AND RESPONSIBILITIES

The following shall be recurring duties and responsibilities of the Committee in carrying out its purposes. These duties and responsibilities are set forth below as a guide to the Committee, with the understanding that the Committee may alter or supplement them as appropriate under the circumstances and without further Board action, to the extent permitted by applicable law.

1.	Foster a compensation policy for executives designed to (i) enhance the profitability of the Corporation and increase stockholder value, (ii) reward executive officers for their contribution to the Corporation’s growth and profitability, (iii) recognize individual initiative, leadership, achievement, and other contributions and (iv) provide competitive compensation that will attract and retain qualified executives.

2.	Subject to variation where appropriate, the compensation policy for executive officers and other key employees shall include (i) base salary, which shall be set on an annual or other periodic basis, (ii) annual or other time or project based incentive compensation, which shall be awarded for the achievement of predetermined financial, project, research or other designated objectives of the Corporation as a whole and of the executive officers and key employees individually and (iii) long-term incentive compensation in the forms of equity participation and other awards with the goal of aligning, where appropriate, the long-term interests of executive officers and other key employees with those of the Corporation’s stockholders and otherwise encouraging the achievement of superior results over an extended time period.

3.	Review competitive practices and trends to determine the adequacy of the executive compensation program.

4.	Review and consider participation and eligibility in the various components of the total executive compensation package.

5.	Annually review and approve corporate goals and objectives relevant to CEO and CFO compensation, evaluate the CEO’s and CFO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s and CFO’s compensation levels based on this evaluation. The CEO may not be present during any voting or deliberations regarding his or her compensation.

6.	Annually review and make recommendations to the Board with respect to compensation of directors, executive officers of the Corporation (other than the CEO and CFO), and key employees.

7.	Approve material agreement regarding or related to employment, severance arrangements or change in control provisions.

8.	Approve and administer cash incentives and deferred compensation plans for executives (including any modification to such plans) and oversight of performance objectives and funding for executive incentive plans.

9.	Review matters relating to management succession, including, but not limited to, compensation.

10.	Approve and oversee compensation programs involving the use of the Corporation’s stock.

11.	If appropriate, hire experts in the field of executive compensation to assist the Committee with its evaluation of director, CEO, CFO or executive compensation.

12.	Prepare annual reports to be included in the Corporation’s proxy statements summarizing top executives’ compensation levels and explaining the relationship between executive compensation and the organization’s performance, as required by the SEC.

13.	Periodically review executive supplementary benefits and, as appropriate, the organization’s retirement, benefit, and special compensation programs involving significant cost.

14.	Make regular reports to the Board.

15.	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

16.	Annually evaluate its own performance.

17.	Fulfill such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board.

Adopted: December 5, 2005

Appendix C

dELiA*s, INC.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

A.	PURPOSE

The purpose of the Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of dELiA*s, Inc. (the “Company”) is to:

1.	identify persons qualified to become members of the Board, consistent with criteria established by the Committee and approved by the Board, and recommend to the Board the persons to be nominated for election as directors at any meeting of stockholders or the Board; and

2.	oversee the evaluation of the Board and management.

B.	STRUCTURE AND MEMBERSHIP

1.	Number. The Committee shall consist of such number of directors as the Board shall from time to time determine, but in no event less than two.

2.	Independence. Except as otherwise permitted by the applicable rules of The NASDAQ Stock Market (“NASDAQ”) as in effect from time to time, each member of the Committee shall be an “independent director” as defined by such rules.

3.	Chairperson. Unless the Board elects a Chairperson of the Committee (the “Chairperson”), the Committee shall elect a Chairperson by majority vote.

4.	Selection and Removal. Members of the Committee shall be appointed by the Board. The Board may remove members of the Committee from such Committee, with or without cause.

C.	AUTHORITY AND RESPONSIBILITIES

1.	General

The Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management, in accordance with its business judgment.

2.	Board and Committee Membership

a.	Composition of the Board. The Committee shall be responsible for reviewing the appropriate size, function and needs of the Board, developing the Board’s policy involving tenure and retirement of directors and establishing specific criteria for evaluating and selecting new Board members, subject to Board approval thereof.

b.	Selection of Director Nominees. Except where the Company is legally required by contract, law or otherwise, to provide third parties with the ability to nominate directors, the Committee shall be responsible for recommending to the Board the persons to be nominated for election as directors, including any candidates recommended by management, stockholders or the Board as a whole. The Committee shall conduct appropriate inquiries into the background and qualifications of possible candidates. The Committee shall review the independence and potential conflicts of interest of prospective directors.

c.

Criteria for Selecting Directors. The Committee shall use the criteria established by the Committee to guide its director selection process. The Committee shall be responsible for reviewing with the Board the requisite skills and criteria for new Board members, as well as the membership of the Board as a whole and the Board committees, to ensure that the proper skills and experiences are represented on the Board and such committees and that the composition of the Board and such committees satisfies all applicable laws, rules, regulations and listing standards.

C-1

The Committee shall adopt, and periodically review and revise as it deems appropriate, procedures regarding Director candidates recommended by stockholders.

d.	Search Firms. The Committee shall have the authority to retain and terminate any search firm to be used to identify director nominees, including authority to approve the search firm’s fees and other retention terms. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of any search firm engaged by the Committee. The Committee shall keep the Company’s Chief Executive Officer advised as to the general range of anticipated expenses.

e.	Selection of Committee Members. The Committee shall be responsible for recommending to the Board as to qualifications for members of Board committees, committee member appointment and removal, and appointment of committee chairs.

3.	Corporate Governance

a.	Policies and Practices. The Committee shall monitor and make recommendations to the Board on other matters or Board policies and practices relating to corporate governance;

b.	Stockholder Proposals. The Committee shall review and make recommendations to the Board regarding proposals of stockholders that relate to corporate governance.

4.	Related Party Transactions and Conflicts of Interest. A director’s business or family relationships may occasionally give rise to that director’s material personal or financial interest on a particular transaction or issue. Each director is responsible for disclosing to the Committee situations that he or she reasonably believes give rise to a potential related party transaction or conflict of interest. In addition, the Committee shall ask directors about potential related party transactions or potential conflicts of interest at least annually. The Committee shall determine on a case-by-case basis whether a conflict of interest exists. The Committee shall review and approve any “related party transactions” (as defined in Item 404 of Securities and Exchange Commission Regulation S-K).

5.	Additional Powers. The Committee shall have such other duties and responsibilities as may be delegated from time to time by the Board.

D.	PROCEDURES AND ADMINISTRATION

1.	Meetings. The Committee shall meet as often as it deems necessary in order to perform its responsibilities but in no event shall the Committee meet less than twice per year. The Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Reports to the Board. The Committee shall report regularly to the Board. All minutes of Committee meetings will be presented to the Board at each subsequent Board meeting.

3.	Charter. The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

4.	Resources and Independent Advisors. The Committee shall have the authority to use reasonable amounts of time of the Company’s internal staff and to engage independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as may be retained by the Committee from time to time.

5.	Investigations. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

Adopted: December 5, 2005

C-2

dELiA*s, INC.

435 HUDSON STREET

NEW YORK, NY 10014

PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS

June 14, 2006

dELiA*s, Inc.’s Board of Directors Solicits This Proxy

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated May 16, 2006, in connection with the Annual Meeting to be held at 9:00 a.m. on Wednesday, June 14, 2006 at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022-2585, and hereby appoints Robert E. Bernard, Walter Killough, and/or Edward Taffet, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of dELiA*s, Inc. (the “Company”) registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

dELiA*s, INC.

June 14, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate)		2. Proposal to ratify and confirm the selection of BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ending February 3, 2007.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Matthew L. Feshbach O Robert E. Bernard O Walter Killough O Scott M. Rosen O Peter D. Goodson O Carter S. Evans

This Proxy when executed will be voted in the manner directed herein.

If no direction is made, this Proxy will be voted FOR all Proposals.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.